CNB FINANCIAL CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective January 1, 2022

TABLE OF CONTENTS

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TABLE OF CONTENTS

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CNB FINANCIAL CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I—PURPOSE

The purpose of this Supplemental Executive Retirement Plan (the "Plan"), established herein by CNB Financial Corporation, a Pennsylvania banking corporation, (the "Employer"), is to provide current tax planning opportunities and supplemental funds upon retirement or death for the benefit of certain highly compensated or management employees of the Employer. It is intended that the Plan will aid in retaining employees of exceptional ability by providing them with these benefits. The Plan is intended to comply with Code Section 409A.

ARTICLE II—DEFINITIONS

2.1 Accrued Benefit

"Accrued Benefit" means the annual benefit as specified in the Participant's Benefit Schedule payable commencing on the Participant's Normal Retirement Date, multiplied by the ratio of the Participant's Years of Participation to the number of consecutive twelve (12) month periods and fractions thereof commencing with the date on which the Participant began participation in the Plan and ending on the date of the Participant's Normal Retirement Age; provided that the ratio shall never be greater than one (1).

2.2 Beneficiary

"Beneficiary" means the person, persons or entity last designated by the Participant to receive any benefits payable after Participant's death pursuant to Article VII of the Plan.

2.3 Benefit Schedule

"Benefit Schedule" means the personalized description of the Participant's Normal Retirement Benefit, in the form set forth on Schedule A of this Plan. All Benefit Schedules shall be treated as being an integral part of this Plan, but no Participant shall have the right to receive any information about any other Participant's Benefit Schedule.

2.4 Board

"Board" means the Board of Directors of Employer.

2.5 Change in Control

"Change in Control" means a change in control of CNB Financial Corporation, as described in Code Section 409A(a)(2)(A)(v) and the regulations promulgated thereunder except that in determining if there has been a "change in the effective control" of CNB Financial Corporation, as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi), "thirty percent" shall be replaced with "fifty-one percent."

2.6 Code

"Code" means the Internal Revenue Code of 1986, as amended, and including all guidance and regulations promulgated thereunder.

2.7 Disability

"Disability" and "Disabled" mean the Participant is:

(a) Unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

(b) By reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank; or

(c) Determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board.

The Employer will determine whether or not the Participant has incurred a Disability under subsections (a) and (b) above based on such evidence as it deems necessary or appropriate.

2.8 Effective Date

"Effective Date" means January 1, 2022.

2.9 ERISA

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and including all guidance and regulations promulgated thereunder.

2.10 Normal Retirement Age

"Normal Retirement Age" means an anticipated age upon which the Participant might have Separation from Service due to retirement as specified on the Participant's Benefit Schedule.

2.11 Normal Retirement Date

"Normal Retirement Date" means the first day of the month coincident with or next following the date on which a Participant has a Separation from Service provided such date occurs on or after the date that the Participant attains Normal Retirement Age.

2.12 Normal Retirement Benefit

"Normal Retirement Benefit" means the amount payable for the specified number of years described in Participant's Benefit Schedule to the Participant after Participant has reached Normal Retirement Age.

2.13 Participant

"Participant" means any individual who is eligible to participate in the Plan under Section 3.1 of the Plan.

2.14 Plan

"Plan" means this CNB Financial Corporation Supplemental Executive Retirement Plan as set forth in this document, as the same may be amended from time to time.

2.15 Present Value

"Present Value" shall be calculated as if the payment were to begin at Normal Retirement Age, discounted to the date of the Participant's death or Separation from Service. In calculating Present Value, the interest rate shall be calculated for the month prior to the death or Separation from Service using the calculation outlined in Code Section 417(e)(3).

2.16 Separation from Service

"Separation from Service" means the termination of the Participant's service with Employer and all affiliated and subsidiary entities that are considered to be part of a controlled group with the Employer pursuant to Code Section 414(b) or (c), except that in applying Code Section 1563 "fifty percent" shall be substituted for "eighty percent." Whether a "termination of employment" has occurred is determined based on whether the facts and circumstances indicate that the Employer and the Participant reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty (20) percent of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding thirty-six (36) months (or the full period of services to the Employer if the Participant has been providing services to the Employer for less than thirty-six (36) months).

2.17 Specified Employee

"Specified Employee" means a specified employee as defined in Code Section 409A(a)(2)(B).

2.18 Years of Participation

"Years of Participation" means the number of consecutive twelve (12) month periods and fractions thereof during which a Participant has participated in the Plan, commencing with the date on which the Participant commences participation in the Plan and ending on the earlier of the date the Participant has a Separation from Service or the date Participant reaches Normal Retirement Age.

ARTICLE III—PARTICIPATION

3.1 Participation

Any select key employee designated by CNB Financial Corporation and approved by the Board shall be eligible to participate in the Plan. Participation shall be deemed to have commenced on the date which both the Participant and the Employer sign the Participant's Schedule A. In the event that the signatures take place upon different dates, the later date shall be deemed the date upon which the Participant began participation in the Plan.

3.2 Vesting of Accounts

(a) **Vesting Schedule.** Participant shall be 0% vested in their Normal Retirement Benefit until September 1, 2026, at which point they shall be 100% vested in their Normal Retirement Benefit.

(b) **Effect of Separation from Service.** The vested percentage in any partially vested Normal Retirement Benefit shall not increase after the Participant's date of Separation from Service.

(c) **Full Vesting upon the Occurrence of Certain Events.** Participant shall immediately fully vest in Normal Retirement Benefit upon the occurrence of any of the following events:

(i) The Participant's death;

(ii) The Participant's Disability; or

(iii) The Employer undergoes a Change in Control.

ARTICLE IV—PLAN BENEFITS

4.1 Benefit Upon Separation from Service Prior to Normal Retirement Age

Benefit Payable. Subject to Sections 4.6 and 4.7, a Participant who has a Separation from Service prior to Normal Retirement Age for any reason other than death, Employer shall pay to such Participant the Participant's Accrued Benefit commencing on the date that the Participant achieves Normal Retirement Age.

4.2 Benefit Upon Separation from Service On or After Normal Retirement Age

Benefit Payable. Subject to Sections 4.6 and 4.7, upon a Participant's Separation from Service on or after Normal Retirement Age for any reason other than death, Employer shall pay to such Participant the Participant's Normal Retirement Benefit commencing on the Participant's Normal Retirement Date.

4.3 Benefit Upon Change in Control

(a) **Separation from Service After Change in Control.** If the Participant has a Separation from Service within one (1) year of an event constituting a Change in Control, their benefit shall be paid as a lump sum within ninety (90) days of the post-Change in Control Separation from Service, regardless of whether they have reached Normal Retirement Age.

(b) **Post Change in Control Benefit Upon Death.** If a Participant dies after an event constituting a Change in Control, the benefit shall be paid as provided in Section 4.5.

4.4 Benefit Upon Disability

Form and Timing of Payment. If the Participant is found to be Disabled, the Participant shall be paid as a lump sum distribution. This payment shall be payable immediately or as soon as administratively possible, but in no case shall such payment be delayed longer than ninety (90) days of the finding that the Participant is Disabled.

4.5 Benefit Upon Death

(a) **Prior to Payment of the Participant's Benefit.** If a Participant dies prior to the payment of the Participant's Accrued Benefit or Normal Retirement Benefit, the Employer shall pay to the Beneficiary the Present Value of the Participant's Accrued Benefit or Normal Retirement Benefit, as applicable, in a lump sum within ninety (90) days of the Participant's date of death.

(b) **During Payment of the Participant's Normal Retirement Benefit.** If a Participant dies following the commencement of payment of the Accrued Benefit or Normal Retirement Benefit, but before the completion of payments, the Employer shall continue payment to the Beneficiary of the Participant's Benefit, as applicable, at the time and as it would have been paid to the Participant until the last annual payment has been made.

(c) **After the Payment of the Participant's Accrued Benefit or Normal Retirement Benefit.** If a Participant dies following the payment of the Accrued Benefit or last payment of the Normal Retirement Benefit, no death benefit shall be payable to the Beneficiary under the Plan.

4.6 Small Benefit

Notwithstanding Sections 4.1 and 4.2, if, on the date payment is to commence, the Participant's Accrued Benefit is less than the applicable dollar amount under Code Section 402(g)(1)(B), such Accrued Benefit shall be paid to the Participant (or Beneficiary) in a single lump sum within ninety (90) days of the Participant's date of Separation from Service.

4.7 Delayed Payments

Notwithstanding anything herein to the contrary, if the Participant is a Specified Employee as of his or her date of Separation from Service except due to death, payment of his or her Accrued Benefit or Normal Retirement Benefit may not be made or commence before the date that is six (6) months after the date of Separation from Service (or, if earlier, the date of death of the Participant). If a Participant's Accrued Benefit or Normal Retirement Benefit is scheduled to be paid in installments, then the first payment following the six (6) month delay will include any installment payments that would have been made but for the six (6) month delay.

4.8 Withholding and Payroll Taxes

The Employer shall withhold from Plan payments any taxes required to be withheld from such payments under federal, state or local law. In addition, any withholding of taxes required with respect to vesting of any Accrued Benefit or Normal Retirement Benefit that is required by federal, state, or local law, including but not limited to FICA and Medicare taxes, shall be withheld from the Participant's compensation. Each Participant shall bear the ultimate responsibility for payment of all taxes owed under this Plan.

4.9 Payment to Guardian

If an Accrued Benefit or Normal Retirement Benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Employer may direct payment to the guardian, conservator, legal representative or person having the care and custody of such minor, incompetent or incapacitated person. The Employer may require proof of minority, incompetency, incapacity, conservatorship or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Employer from all liability with respect to such benefit.

ARTICLE V—BENEFICIARY DESIGNATION

5.1 Beneficiary Designation

Each Participant shall have the right, at any time, to designate one (1) or more persons or entities as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant's death prior to the distribution of the Participant's vested Accrued Benefit or Normal Retirement Benefit. Each Beneficiary designation shall be in a written form prescribed by Employer, which, until changed by the Employer, shall be substantially in the form set forth in Schedule B, and shall be effective only when filed with Employer during the Participant's lifetime.

5.2 Changing Beneficiary

Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Employer. The filing of a new designation shall supersede all designations previously filed. If the Participant's Compensation is community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

5.3 No Beneficiary Designation

If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary dies before the Participant or before complete distribution of the Participant's benefits, the Participant's Beneficiary shall be the person in the first of the following classes in which there is a survivor:

(a) The Participant's surviving spouse;

(b) The Participant's children in equal shares, except that if any of the children predecease the Participant with surviving issue, then such issue shall take by right of representation;

(c) The Participant's estate.

5.4 Effect of Payment

Payment to the Beneficiary shall completely discharge Employer's obligations to the Participant under this Plan.

ARTICLE VI—ADMINISTRATION

6.1 Administration

The Plan shall be administered by Employer through its authorized officers, who shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in such administration.

6.2 Agents

Employer may employ agents and delegate to them such administrative duties as it sees fit, and may consult with counsel who may be counsel to Employer.

6.3 Binding Effect of Decisions

The decision or action of Employer with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

ARTICLE VII—CLAIMS PROCEDURE

7.1 Claim Procedures

Any person claiming a benefit ("Claimant") under the Plan shall present the request in writing to the Treasurer of the Bank.

(a) **Initial Claim Review.** If the claim is wholly or partially denied, the Treasurer will, within ninety (90) days (one hundred eighty (180) days in special circumstances) after the receipt of such claim, provide the Claimant with written notice of the denial setting forth in a manner calculated to be understood by the Claimant:

(i) The specific reason or reasons for which the claim was denied;

(ii) Specific reference to pertinent provisions of the Plan, rules, procedures or protocols upon which the Treasurer relied to deny the claim;

(iii) A description of any additional material or information that the Claimant may file to perfect the claim and an explanation of why this material or information is necessary;

(iv) An explanation of the Plan's claims review procedure and the time limits applicable to such procedure and a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review.

If special circumstances require an extension of time for processing the claim, the Claimant will be notified within the initial ninety (90) day review period of the special circumstances requiring the extension and the date by which the Treasurer expects to render a decision.

In addition, notwithstanding the foregoing, if the claim relates to a disability determination ("Disability Claim"), the decision shall be rendered within forty-five (45) days after receipt of the claim, which may be extended twice by an additional thirty (30) days per extension for matters beyond the control of the Treasurer. The claimant will be notified in writing of any such extension(s) before the end of the applicable decision period, as well as the circumstances requiring the extension, the date by which a decision on the claim is expected to be rendered and such other information required by ERISA.

(b) **Review of Claim.** If a claim for benefits is denied, in whole or in part, the Claimant may request to have the claim reviewed. The Claimant will have sixty (60) days (one hundred and eighty (180) days in the case of a Disability Claim) after receiving notice of the adverse benefit determination in which to request a review. The request must be in writing and delivered to the Committee. If no such review is requested, the initial decision of the Treasurer will be considered final and binding.

The Committee's decision on review shall be sent to the Claimant in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the

Claimant, as well as specific references to the pertinent Plan provisions, rules, procedures or protocols upon which the Committee relied to deny the appeal. The Committee shall consider all information submitted by the Claimant, regardless of whether the information was part of the original claim. The decision shall also include a statement of the Claimant's right to bring an action under Section 502(a) of ERISA if the claim is denied on review.

The Committee's decision on review shall be made not later than sixty (60) days (forty-five (45) days in the case of a Disability Claim) after its receipt of the request for review, unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred and twenty (120) days after receipt of the Claimant's request for review (ninety (90) days in the case of a Disability Claim). If the Committee generates any new evidence during the process of reviewing a Disability Claim, the Claimant shall be provided with such new evidence in sufficient time to respond to the new evidence within the review period. If special circumstances require an extension of time for processing, the Claimant will be notified within the initial sixty (60) day period of the special circumstances requiring the extension and the date by which the Committee expects to render a decision.

The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to the provisions of the Plan on which the decision is based and other information required by ERISA, as well as an explanation of the Claimant's right to legal action in the event of an adverse determination on review.

(c) **Exhaustion of Plan's Claims and Review Procedures Required; Limitations on Legal Actions.** The Plan's claims and appeal procedures described above must be exhausted with respect to any claim of any kind relating to the Plan. If any legal action is permitted to be filed with respect to a Disability Claim under the Plan, such action must be brought by the Claimant no later than one (1) year after the Committee's denial of the claim on review, regardless of any state or federal statutes establishing provisions relating to limitations on actions.

ARTICLE VIII—AMENDMENT AND TERMINATION OF PLAN

The Board may, in its sole discretion and at any time, amend or terminate the Plan by a written instrument subject to the following:

(a) No amendment or termination shall adversely affect the benefits of Participants which have already accrued and vested, the benefits of any Participant who had a Separation from Service prior to the amendment or termination, or the benefits of any Participant who has died; and

(b) Any amendment to, or termination of, the Plan, including any change in the timing or form of payment of benefits, including the total liquidation of the Plan, shall comply with Code Section 409A.

With respect to paragraph (a) of this Article VIII, an acceleration of payment made in compliance with Section 409A shall not be considered to adversely affect any Participant, whether the Participant is a current employee, has had a Separation from Service, or has died.

ARTICLE IX—MISCELLANEOUS

9.1 Unfunded Plan

This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly compensated employees" within the meaning of Sections 201, 301, and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. The Board may terminate the Plan and make no further benefit payments or remove certain employees as Participants if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt.

9.2 Unsecured General Creditor

Participant and his Beneficiaries, heirs, successors, and assigns shall have no secured legal or equitable rights, interest or claims in any property or assets of Employer, nor shall they be beneficiaries of, or have any rights, claims or interests in, any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by Employer. Such policies, annuity contracts or other assets of Employer shall not be held in any trust for the benefit of Participant, his Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of Employer under this Plan. Any and all of Employer's assets and policies shall be, and remain, the general, unpledged, unrestricted assets of Employer. Employer's obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

9.3 Trust Fund

At its discretion, the Employer may establish one (1) or more trusts, with such trustees as the Employer may approve, for the purpose of providing for the payment of benefits owed under this Plan. Although such a trust shall be irrevocable, its assets shall be held for payment to Employer's general creditors in the event of insolvency or bankruptcy. To the extent any benefits provided under this Plan with respect to an Employer's Participants are paid from any such trust, that Employer shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation solely of the Employer.

9.4 Nonassignability

Participant shall not have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by Participant, nor shall they be transferable by operation of law in the event of Participant's bankruptcy or insolvency.

9.5 Not a Contract of Employment

This Plan shall not constitute a contract of employment between Employer and Participant. Nothing in this Plan shall give Participant the right to be retained in the service of Employer or to interfere with the right of Employer to discipline or discharge Participant at any time.

9.6 Participant Cooperation

A Participant shall cooperate with Employer by furnishing any and all information requested by Employer in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Employer may deem necessary and taking such other action as may be requested by Employer.

9.7 Governing Law

The provisions of this Plan shall be construed and interpreted according to the laws of Pennsylvania except as preempted by federal law.

9.8 Validity

If any provision of this Plan is held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

9.9 Gender

The masculine gender shall include the feminine and the singular shall include the plural, except where the context expressly dictates otherwise.

9.10 Successors

The provisions of this Plan shall bind and inure to the benefit of Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of Employer, and successors of any such corporation or other business entity.

9.11 Notices

All notices shall be in writing, and shall be sufficiently given if delivered to the Employer at its principal place of business, or to the Participant at his last known address as shown in Employer's records, in person, by Federal Express or similar receipted delivery, or, if mailed, postage prepaid, by certified mail, return receipt requested. The date of such mailing shall be deemed the date of notice, demand or consent.

9.12 Compliance with Code Section 409A

All provisions in this document shall be interpreted, to the extent possible, to be compliant with Code Section 409A. However, in the event any provision of this Plan is determined to not be in compliance with Code Section 409A and any regulations or other guidance promulgated thereunder, such provision shall be null and void to the extent of such noncompliance.

9.13 Entire Agreement

This Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein. There are no agreements, understandings, restrictions, representations or warranties among any Participant and Employer pertaining to the subject matter hereof, other than those as set forth or provided for herein.

CNB FINANCIAL CORPORATION

By: [signature]

President and CEO

Title

Date: 12-28-21

SCHEDULE A

CNB FINANCIAL CORPORATION

Supplemental Executive Retirement Plan

Normal Retirement Benefit
For
Michael Peduzzi

Normal Retirement Benefit Payable Annually for 20 Years (if employed through Normal Retirement Age):	$120,000
Normal Retirement Age	62

MICHAEL PEDUZZI

By: Michael D. Peduzzi

Date: 12-28-2021

CNB FINANCIAL CORPORATION

By: [signature]

Date: 12-28-21